Chang G. Park, CPA, Ph. D.

t 2667 CANIMO DEL RIO SOUTH PLAZA B t SAN DIEGO t CALIFORNIA 92108-3707t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

January 14, 2010

To Whom It May Concern:

The firm of Chang G. Park, CPA  consents to the inclusion of our report of January 12, 2010 on the reviewed financial statements of Vacation Home Swap, Inc. as of October 31, 2009, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park

____________________________

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board